Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ply Gem Holdings, Inc. 2004 Stock Option Plan and the Ply Gem Holdings, Inc. Long-Term Incentive Plan of our reports dated March 15, 2013 (except for Note 1 — Earnings (loss) per common share, as to which the date is April 5, 2013), with respect to the consolidated financial statements and schedule of Ply Gem Holdings, Inc. included in its Registration Statement (Form S-1 No. 333-167193) and related final Prospectus dated May 22, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

May 29, 2013